EAST\127941605.5 11/3/16 T. ROWE PRICE GROUP, INC. 1986 Employee Stock Purchase Plan Restated as of April 26, 2017 1. Eligibility. When or where legally permissible, participation will be open to all regular associates of the Corporation over the age of majority in the state or country of their residence, with such eligibility beginning on the first day of the month following the month in which employment occurs. 2. Procedure for Commencing Participation. Subject to Sections 3 and 9 of the Plan, an eligible associate may commence participation in the Plan at any time by authorizing the Corporation to make periodic payroll deductions in accordance with the Plan and authorizing the Agent to open and maintain an Investment Plan Account. Commencement of payroll deductions will become effective as soon as practicable after an associate’s authorization is received by the Corporation. 3. Payroll Deduction; Authorization and Revision. An associate may authorize periodic payroll deductions of 1% to 10% of his or her applicable base salary. Changes to the authorized payroll deduction may be made from time to time. All payroll deduction elections shall be made in writing, including via an electronic writing in such form as may be designated by the Corporation, and will become effective as soon as practicable after receipt by the Corporation. In jurisdictions in which it is necessary or desirable to allow associates to fund share purchases under the Plan by methods other than payroll deduction, the appropriate officers of the Corporation responsible for Plan administration shall have the authority to implement any such alternative methods that such corporate officers shall deem appropriate. Associates and participants who receive hardship distributions from the T. Rowe Price U.S. Retirement Program may not make contributions to this Plan during the 6-month period beginning on the date of receipt of the hardship distribution. 4. Corporate Contributions. The Corporation will make a 50% match of each associate’s authorized payroll deduction up to 4% of his or her applicable base salary per payroll period until the associate’s base salary reaches US$200,000 in the calendar year. No match will be made after the associate’s base salary reaches US$200,000 in the calendar year; however, the match will resume in the next calendar year if the associate continues to participate in the Plan. The US$200,000 limit will be converted to local currency for non-US associates. The Corporation’s Management Committee may change the US$200,000 limit applicable to non-US associates at any time in accordance with its periodic review of exchange rate fluctuations. The Corporation will remit the match to the Agent. The Corporation’s match will immediately vest when it becomes part of the associate’s account. 5. Remittance to Agent; Purchases of Stock. Payroll deductions and corporate contributions will be remitted timely after each periodic payroll to the Agent with a schedule showing the amount allocable to each participant. The Agent will thereupon purchase Common Stock of the Corporation in the open market at the then prevailing market price or prices, applying the total amount remitted. If Common Stock is unavailable in the market or for other appropriate reasons, the Agent may purchase Common Stock directly from the Corporation. Purchases from the Corporation shall be at prices equal to the average of the last reported sales prices as reported on The Nasdaq National Market for the five previous trading days prior to the purchase (or the closing bid prices as reported to Nasdaq if such sales prices are not available, or if such bid prices are not available, at the purchase price determined by the Board of Directors of the Corporation to be the fair market value thereof). Using the average price of the shares purchased, the total shares will be allocated among the participants’ accounts in proportion to their respective interests in the total amount remitted. The number of shares of Common Stock that may be purchased by or on behalf of associates pursuant to the Plan on and after April 26, 2017, shall not exceed an aggregate of 3,000,000 shares of Common Stock, except that (i) in the event of a stock or special cash dividend, or stock split or reverse stock split affecting the Common Stock, the maximum number of shares of such Common Stock available for purchase pursuant to the Plan shall, without further action of the Board of Directors or the Executive

- 2 - EAST\127941605.5 11/3/16 Compensation Committee, be adjusted to reflect such event, and (ii) in the event of any other change affecting the Common Stock, the Corporation or its capitalization, by reason of a spin-off, split-up, dividend, recapitalization, merger, consolidation or share exchange, the Executive Compensation Committee, in its discretion, may make appropriate adjustments to the maximum number and kind of shares available for purchase pursuant to the Plan. The Agent will deliver to each participant at least quarterly a statement of account showing the total of the payroll deduction and company match, corresponding shares purchased, and the balance of shares held in the account. 6. Cash Dividends. Cash dividends net of tax withholding, if any, credited to the participant’s account will be automatically reinvested in Common Stock of the Corporation. 7. Brokerage Commissions, etc. Brokerage commissions payable in connection with purchases made with payroll deductions and corporate matching contributions as well as from the reinvestment of cash dividends, and all other expenses incurred in administering the Plan will be borne by the Corporation. Commissions and other charges in connection with a sale of stock from a participant’s account will be payable by the participant for whom such service is rendered. 8. Withholding Taxes. All taxes subject to withholding payable with respect to corporate contributions paid on behalf of a participant will be deducted from the balance of his or her pay and will not reduce the remittance to the Agent on his behalf. 9. Termination of Payroll Deductions; Closing of Account. A participant may withdraw, sell, or transfer full shares owned in his or her account subject to three restrictions: (1) no withdrawal, sale, or transfer may occur during the first twelve months of participation unless the associate is terminating participation in the plan and closing his or her account; (2) thereafter, no withdrawal, sale, or transfer of shares held less than 60 days may occur unless the associate is terminating participation in the plan and closing his or her account; and (3) no more than two such transactions may occur in any rolling twelve-month period. A participant may terminate payroll deductions at any time by written request to the Corporation, including via an electronic writing in such form as may be designated by the Corporation. Such request will become effective as soon as practicable after receipt. A waiting period of at least six months may be required before payroll deductions can recommence. The Agent will close a participant’s account as soon as practicable after termination of employment or receipt of an authorization from the participant to do so. Holders of 100 or more shares will (1) be issued the full shares owned (either in certificate form mailed to the address of record or by electronic delivery to a designated registered securities account) and (2) receive a cash settlement from the sale of any fractional share owned. Holders of less than 100 shares will only receive a cash settlement from the sale of all shares owned. 10. Administration. The Plan shall be administered by the Executive Compensation Committee. In connection with the administration of the Plan, the Executive Compensation Committee may make and promulgate such rules and regulations as it shall deem appropriate. 11. Amendment of Plan; Termination. The Board of Directors or Executive Compensation Committee may amend the Plan at any time, and from time to time, in each case without the consent of participants or, except as may be required to comply with applicable law or rule of any securities exchange or market on which the Common Stock is listed or admitted for trade, action by the stockholders of the Corporation. Notwithstanding the foregoing, without requiring consent by the Board of Directors, Executive Compensation Committee or any other person, the management compensation committee of the Corporation may make administrative or ministerial modifications to the Plan at any time, and from time to time, as it determines in its discretion are appropriate and desirable to facilitate the Plan’s implementation or operation. The Board of Directors or Executive Compensation Committee may

- 3 - EAST\127941605.5 11/3/16 terminate the Plan at any time. Any such amendment, modification, or termination will not result in the forfeiture of any funds deducted from the salary of any participant or contributed by the Corporation on behalf of any participant, or of any shares or a fractional interest in a share purchased for the participant, or any dividends or other distributions in respect of such shares, effective before the effective date of amendment or termination of the Plan. 12. Definitions. (a) Plan. T. Rowe Price Group, Inc. 1986 Employee Stock Purchase Plan. (b) Corporation. Any one or more or all of T. Rowe Price Group, Inc., and such subsidiaries of T. Rowe Price Group, Inc., designated by the Board of Directors, the associates of which may participate in the Plan. (c) Board of Directors. The Board of Directors of T. Rowe Price Group, Inc. (d) Executive Compensation Committee. The Executive Compensation Committee of the Board of Directors of T. Rowe Price Group, Inc. (e) Associate. An employee of the Corporation. (f) Participant. An associate of the Corporation participating in the Plan. (g) Agent. The independent purchasing agent designated by the Board of Directors.